SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D.C.  20549

                                 FORM 8-K

                                   CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (Date of earliest event reported)  April 6, 1994
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WEIRTON STEEL CORPORATION
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(Exact name of registrant as specified in its charter)

Delaware                   1-10244                06-1075442
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(State or other           (Commission             (IRS Employer
jurisdiction of            File Number)         Identification No.)
incorporation)

400 Three Springs Drive, Weirton, WV                    26062
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(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code  304-797-2000
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Item 5. OTHER EVENTS


             A fire occurred on April 6, 1994 in the Registrant's Strip Steel Department causing extensive damage to the No. 9 Tandem Mill, a cold rolling facility. The fire, however, was confined to the top level of the mill, and as such, it appears the basement, oil cellars, and computer room were not affected. Ten people suffered minor injuries. No other facilities sustained damage impairing their continued operation.


             The Registrant has determined to rebuild the Tandem Mill as quickly as possible. All electrical work and piping will need to be replaced. The finishing stands did not appear to suffer damage. Roof dismantling and replacement began April 10, 1994.
The No. 9 Tandem was custom built in 1975; accordingly, some replacement parts may not be readily available and may need to be manufactured. An estimate is not currently available on the length of time the No. 9 Tandem will be out of operation.


             The No. 9 Tandem supplied steel coils to the Registrant's tin mill for further processing. In order to adjust the production of remaining units, the Registrant's No. 7 and No. 8 Tandem Mills will run additional turns to handle cold rolling with the No. 7
Tandem running tin plate and the No. 8 Tandem running sheet products. With the No. 9 Tandem offline, the Registrant estimates approximately 20% of its production may be affected.


             Reflecting the need for reduced manpower, layoffs of hourly workers began on April 10, 1994, with 241 workers affected. The Registrant expects to review its manpower situation on a weekly basis and make adjustments accordingly.


             The Registrant's accident investigation committee and OSHA have not yet released reports on the incident. The Registrant maintains insurance coverage for both property damage and business interruption. No estimates have yet been completed on any insurance claims or the cost of reconstructing the facility.












                          SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       WEIRTON STEEL CORPORATION


                                       /s/ William R. Kiefer
                                       William R. Kiefer
                                       Vice President - Law
                                       Dated April 19, 1994